Exhibit 99.1
News Release

CONTACT:        CIGNA Corporation
Ted Detrick, Investor Relations, 215.761.1414
Edwin.detrick@cigna.com

or

Gene Reineke, Media Relations, 215.761.6046
  Gene.Reineke@cigna.com

CIGNA CORPORATION NAMES THOMAS A. MCCARTHY ACTING CHIEF FINANCIAL OFFICER

PHILADELPHIA, September 1, 2010 - CIGNA Corporation (NYSE:CI) David M. Cordani, president and chief executive officer of CIGNA Corporation, today announced the appointment of Thomas A. McCarthy, currently CIGNA’s vice president and treasurer, to the position of acting chief financial officer, effective immediately.   As acting chief financial officer, McCarthy will replace Annmarie T. Hagan who will be leaving her position as executive vice president and chief financial officer effective September 1, 2010.

“CIGNA is appreciative of Annmarie’s many years of dedicated service to the company.  She has made meaningful contributions to the growth and success of the company as part of the senior management team.  We wish Annmarie every success in her future endeavors,” said David M. Cordani, CIGNA president and chief executive officer.

In taking on the role of acting chief financial officer, McCarthy will draw from many years of experience and success at CIGNA.  Since 2003, he has been responsible for CIGNA's strategy and corporate development function, which includes mergers and acquisitions and corporate risk management.   In 2008, McCarthy was also named treasurer and added responsibility for corporate finance, capital management and the treasury operations, and in 2009, he added responsibility for the tax function.  McCarthy began his career at CIGNA in 1980 and served in various financial and underwriting positions.   In 1999, he joined Kemper, a property and casualty insurer, as senior vice president, a role he held until 2003, when he rejoined CIGNA.  A graduate of The Wharton School of the University of Pennsylvania, McCarthy holds an MBA from Carnegie Mellon University.

“We are assigning a proven veteran performer to this key position while we complete our search for a permanent chief financial officer.  Tom has a wide range of technical and operational finance experiences, including strong business partnering and leadership capabilities that will serve him well as acting chief financial officer.  I am confident that Tom and the finance team will maintain our focus on delivering customer and shareholder value,” said Cordani.

CIGNA

About CIGNA

CIGNA (NYSE: CI) is a global health service and financial company dedicated to helping people improve their health, well-being and sense of security. CIGNA Corporation's operating subsidiaries in the United States provide an integrated suite of health services, such as medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance. Outside the U.S. CIGNA provides employers, affinity groups and individuals access to quality health care and related financial protection programs. CIGNA offers insurance products in 27 countries and jurisdictions and has approximately 60 million customer relationships throughout the United States and around the world, including expatriates in virtually every country. To learn more about CIGNA, visit www.cigna.com. To sign up for email alerts or an RSS feed of company news, log on to http://newsroom.cigna.com/section_display.cfm?section_id=18

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